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EXHIBIT 3(vii)

HORIZON GROUP PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

        Horizon Group Properties, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

  FIRST: The Board of Directors has duly adopted resolutions, effective May 29, 2001, electing that the Corporation be subject to, in all respects, the terms and provisions of Sections 3-804 and 3-805 (the "Elected Provisions") of the Maryland General Corporation Law (the "MGCL").

  SECOND: The resolutions described above provide that the operation of the charter and the bylaws of the Corporation shall be in accordance with the Elected Provisions and that, to the extent any term or provision conflicts with any of the Elected Provisions, the terms of the applicable Elected Provisions shall be controlling.

  THIRD: The Board of Directors has not adopted any resolution that prohibits the Corporation from electing to be subject to any other provision of Title 3, Subtitle 8 of the MGCL.

  FOURTH: These Articles Supplementary have been approved by the Board of Directors of the Corporation in the manner and by the vote required by the MGCL.

        IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf as of the 7th day of June, 2001, by its President who acknowledges that these Articles Supplementary are the act of the Corporation and, to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained in these Articles Supplementary are true in all material respects.

ATTEST:	HORIZON GROUP PROPERTIES, INC.
/s/ DAVID R. TINKHAM	By:	/s/ GARY J. SKOIEN
Secretary		Gary J. Skoien President

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EXHIBIT 3(vii) HORIZON GROUP PROPERTIES, INC. ARTICLES SUPPLEMENTARY